Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Consonance-HFW Acquisition Corp. (the “Company”) on Amendment No. 5 to Form S-1 (File No. 333-249394) of our report dated September 18, 2020, except for Note 3, Note 4, Note 5, Note 6, the second paragraph of Note 7 and Note 8 as to which the date is November 12, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Consonance-HFW Acquisition Corp. as of September 4, 2020 and for the period from August 21, 2020 (inception) through September 4, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 12, 2020